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+--------+
| FORM 4 |                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        WISENER                     JAMES                             C.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)
                             MASTER TEK INTERNATIONAL, INC.
                             9168 MARSHALL PLACE
--------------------------------------------------------------------------------
                                   (Street)

        WESTMINISTER                  CO                              80030
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

        USA
--------------------------------------------------------------------------------

2.  Issuer Name and Ticker or Trading Symbol     SOUTHWEST WATER COMPANY SWWC
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)
                                                                  --------------

4.  Statement for Month/Year                  February 28, 2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                 President of Master Tek International, Inc.,
                       a wholly owned subsidiary of SWWC
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of           2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   Security              action     action          or Disposed of (D)                Securities           ship          of In-
   (Instr. 3)            Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
                         (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
cik: 0001163358
------------------------------------------------------------------------------------------------------------------------------------
ccc: 3jut*zki
------------------------------------------------------------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4 and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options (Right to
Buy)                                 $13.70                2/7/02           A                          15,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                            6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                               cisable and       Underlying Securities        of          of Deriv-        ship          ture
                               Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                               Date                                           ative       Secur-           of De-        direct
                               (Month/Day/                                    Secur-      ities            rivative      Bene-
                               Year)                                          ity         Bene-            Secu-         ficial
                                                                              (Instr.     ficially         rity:         Owner-
                            --------------------------------------------      5)          Owned            Direct        ship
                               Date       Expira-                Amount or                at End           (D) or        (Instr.
                               Exer-      tion        Title      Number of                of               Indi-         4)
                               cisable    Date                   Shares                   Month            rect (1)
                                                                                          (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                               /1        2/8/09     Common Stock  15,000        $13.70       15,000         D
------------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

/1 Exercisable at 1/5 a year beginning 2/7/03

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                                                    March 7, 2002
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------   -------------
      If space is insufficient, see instruction 6 for procedure.                  **Signature of Reporting Person       Date
                                                                                        /s/James C. Wisener

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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